Exhibit 10.94

CONSENT AGREEMENT AND NOTE MODIFICATION

This CONSENT AGREEMENT AND NOTE MODIFICATION (the “Agreement”) is entered into as of December 14, 2010 by and among RNK HOLDING COMPANY, a Massachusetts business trust (“RNK Holding”), HANOVER LEASING, LLC, a Delaware limited liability company (“Hanover”), MR. DOUG DENNY-BROWN, an individual (“Denny-Brown”), MR. NEAL HART, an individual (“Hart”), MR. GLENN POKRAKA, an individual (“Pokraka”), MR. JOHN SKINNER, an individual (“Skinner”), MR. FRED WEYMSS, an individual (together with RNK Holding, Hanover, Denny-Brown, Hart, Pokraka and Skinner, each a “Subordinated Creditor” and collectively the “Subordinated Creditors”) and WAVE2WAVE COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”).

WHEREAS, the Borrower and the Subordinated Creditors (as defined below) are party to that certain Note Exchange and Modification Agreement, dated as of September 21, 2010 (the “Note Modification Agreement”) pursuant to which, among other things, the Subordinated Creditors have agreed that the Amended Subordinated Notes (as defined in the Note Modification Agreement) shall have a maturity date which shall be the earlier to occur of (A) February 28, 2011, and (B) the date upon which the Borrower consummates an initial public offering (“IPO”); and

WHEREAS, the Borrower and each of the Subordinated Creditors are party to that certain Consent, dated as of November 10, 2010 (the “Original Consent”) pursuant to which, among other things, the Subordinated Creditors agreed to waive the requirement of the repayment in full of the Amended Subordinated Notes at the closing of the IPO and have agreed that the maturity date of the Amended Subordinated Notes shall be February 28, 2011, upon the payment by Borrower of $1,000,000 which was never made; and

WHEREAS, the Subordinated Creditors have further agreed to modify the Original Consent to waive the requirement of the repayment of $2,000,000 of the Amended Subordinated Notes at the closing of the IPO and have agreed that the maturity date of the Amended Subordinated Notes shall now be July 13, 2011, provided however that such extension of the maturity date shall be void without full compliance with this Agreement; and

WHEREAS, in consideration of Borrower issuing an aggregate of 75,000 shares of common stock of the Borrower to the Subordinated Creditors, the Subordinated Creditors have agreed to waive the requirement of the repayment of $2,000,000 of the Amended Subordinated Notes at the closing of the IPO and have agreed that the maturity date of the Notes shall be the earlier of July 13, 2011 or the next financing achieved by Borrower following the IPO, provided however that such extension of the maturity date shall be void without full compliance with this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1.            Agreements of Subordinated Creditors and Borrower. Each of the Subordinated Creditors and Borrower hereby agrees as follows:

(a)	Shares.

In consideration of the forebearance by the Subordinated Creditors, as described herein, Borrower shall issue to the Subordinated Creditors (in the amounts as set forth next to such Subordinated Creditor’s name on the signature page hereto) an aggregate of 75,000 shares of the Borrower’s common stock, par value $0.001 per share. All such shares shall be accorded so-called “piggy-back” rights for the Borrower’s next registered public offering.

(b)          Consent to IPO Closing and Amendment of Amended Subordinated Notes.

Notwithstanding any provision of the Note Modification Agreement, any of the Amended Subordinated Notes or the Original Consent to the contrary, subject to the Borrower issuing the shares as described above, the Subordinated Creditors hereby agree to waive the requirement of the receipt of any repayment of the Amended Subordinated Notes at the closing of the IPO and agree that the Amended Subordinated Notes are hereby further amended to provide that the maturity date of the Amended Subordinated Notes shall be the earlier of July 13, 2011 or the next financing achieved by Borrower following the IPO. The parties hereto further agree that Amended Subordinated Notes are hereby amended (i) to bear an interest rate of 12% per annum from the date hereof and (ii) to require that, from the date of the Borrower’s repayment in full of the loan from Victory Park Capital Management, on the first day of each month thereafter, the Borrower shall pay to the Subordinated Creditors in cash both an amount equal to $100,000, which amount shall be applied to reduce the principal balance of the Amended Subordinated Notes, and an amount equal to the monthly compound interest on the entire outstanding principal balance. In addition, following the Borrower’s repayment in full of the loan from Victory Park Capital Management, proceeds from any financing shall be used to repay the Amended and Subordinated Notes in full before any other repayment of other borrowings. Any failure to make any of the aforesaid payments in full shall constitute a default on the Amended Subordinated Notes and a breach of this Agreement, which it is agreed voids the extension of the maturity date.

2.            Modification, Amendment or Waiver. Any modification, amendment or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by all parties hereto. By their signatures hereto, each of the Subordinated Creditors hereby authorizes and directs RNK Holding to execute and deliver any such modification, waiver or consent on its behalf. Upon any failure by a party under this Agreement, the other party shall have the option to declare the entire Agreement null and void in its entirety.

3.            Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

4.            Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the parties.

5.            Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

6.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Furthermore, such counterparts may be delivered by facsimile or by electronic mail in “portable document format” (or “.pdf”), with any such counterpart delivered in such way deemed an original.

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                IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the date first above written.

BORROWER:

WAVE2WAVE COMMUNICATIONS, INC., a Delaware corporation

By:       /s/ Eric Mann

Name: Eric Mann

Title:   Chief Financial Officer

By:       /s/ Aaron Dobrinsky

Name: Aaron Dobrinsky

Title:   Chief Executive Officer

SUBORDINATED CREDITORS: RNK HOLDING COMPANY, a Massachusetts business trust By: /s/ Richard N. Koch Name: Richard N. Koch Title: President # of Shares: 61,461	HANOVER LEASING, LLC, a Delaware limited liability company By: /s/ Art Becker Name: Art Becker Title: President # of Shares: 789

MR. DOUG DENNY-BROWN, an individual By: /s/ Doug Denny-Brown # of Shares: 3,000	MR. NEAL HART, an individual By:/s/ Neal Hart # of Shares: 3,750

MR. GLENN POKRAKA, an individual By: /s/ Glenn Pokraka # of Shares: 1,500	MR. JOHN SKINNER, an individual By: /s/ John Skinner # of Shares: 3,000

MR. FRED WEYMSS, an individual By: /s/ Fred Weymss # of Shares: 1,500